Filed Pursuant to Rule 424(b)(3)
                                        Registration Nos. 333-23633 and 33-92120


                            AMERICAN BAR ASSOCIATION
                           MEMBERS RETIREMENT PROGRAM

                          UNITS OF BENEFICIAL INTEREST
                         IN THE AMERICAN BAR ASSOCIATION
                      MEMBERS/STATE STREET COLLECTIVE TRUST
                                 ---------------

                    PROSPECTUS SUPPLEMENT DATED JUNE 30, 1997

                       TO PROSPECTUS DATED APRIL 16, 1997
                                -----------------

                                  INTRODUCTION

            This supplement to the Prospectus dated April 16, 1997 (the "Prospectus") for units of beneficial interest in the American Bar Association Members/State Street Collective Trust (the "Collective Trust") corrects an error in the Prospectus Supplement dated June 2, 1997 previously delivered to all Participants, which described certain changes that have been made by State Street with respect to the Balanced Fund and the Growth Equity Fund. Generally, terms not defined in this supplement that are defined in the Prospectus have the same meanings given to them in the Prospectus. This supplement should be read in conjunction with the Prospectus and the Prospectus Supplement dated June 2, 1997, which accompany this supplement or which have previously been sent to Participants. Upon written or oral request, State Street will provide a copy of the Prospectus and the Prospectus Supplement dated June 2, 1997 without charge to each person to whom this supplement has been delivered. Requests for a Prospectus should be directed to State Street Bank and Trust Company, Attention ABRA Customer Service, Post Office Box 9109, Boston, Massachusetts 02209-9109; telephone number (800) 348-2272.

            The Prospectus Supplement dated June 2, 1997 contained an error in the table indicating advisor fees to be paid to Capital Guardian Trust Company ("Capital Guardian") for its services as an Investment Advisor. The table should read as follows:




                  VALUE OF ASSETS IN
          BALANCED FUND, GROWTH EQUITY FUND,
           AGGRESSIVE EQUITY FUND, ALLOCATED
                  TO CAPITAL GUARDIAN                   RATE
                ----------------------                 ------

        First $20 million......................         .50%
        Next $30 million.......................         .35
        Over $50 million.......................         .225


                                          June 30, 1997